JOINT FILING AGREEMENT

Oudi Recanati, Diane Recanati, Ariel Recanati, Leon Recanati, Yudith Yovel Recanati, Michael Recanati, individually and as Investment Trustee of Starec Trust, and Michele Kahn, as Investment Trustee of Starec Trust, in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

8/22/2011	/s/ Oudi Recanati
Date	Oudi Recanati

8/22/2011	/s/ Diane Recanati
Date	Diane Recanati

8/22/2011	/s/ Ariel Recanati
Date	Ariel Recanati

8/22/2011	/s/ Leon Recanati
Date	Leon Recanati

8/22/2011	/s/ Yudith Yovel Recanati
Date	Yudith Yovel Recanati

Starec Trust

8/22/2011	/s/ Michael Recanati
Date	Michael Recanati, individually and as Investment Trustee of Starec Trust

8/22/2011	/s/ Michele Kahn
Date	Michele Kahn, as Investment Trustee of Starec Trust